Filed Pursuant to Rule 424(b)(5)
Registration No. 333-234445
The information in this preliminary prospectus supplement, relating to an effective registration statement under the Securities Act of 1933, as amended, is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MARCH 22, 2021
PRELIMINARY PROSPECTUS SUPPLEMENT
(To the Prospectus Dated November 14, 2019)
1,500,000 American Depositary Shares
Representing Ordinary Shares

Piedmont Lithium Limited
This is a firm commitment public offering of 1,500,000 American Depositary Shares (“ADSs”), each representing 100 of our ordinary shares, no par value.
The ADSs are listed on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “PLL.” On March 19, 2021, the last reported sale price of the ADSs was US$78.94 per ADS on Nasdaq. In addition, our ordinary shares are listed on the Australian Securities Exchange (the “ASX”) under the symbol “PLL.” On March 19, 2021, the last reported sale price of our ordinary shares was A$1.085 per share on the ASX, which is equivalent to US$84.12 per ADS, based on an exchange rate of $0.7753 to A$1.00 as of March 19, 2021 and an ADS-to-share ratio of 1 to 100.
We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.
Investing in the ADSs involves a high degree of risk. Before buying any ADSs, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per ADS	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$
(1)	We refer you to “Underwriting” beginning on page S-24 for additional information regarding underwriters’ compensation.
We have granted a 30-day option to the representatives of the underwriters to purchase up to 225,000 additional ADSs.
The underwriters expect to deliver the ADSs to purchasers on or about     , 2021.
Book-Runners
J.P. Morgan	Evercore ISI	Canaccord Genuity
The date of this prospectus supplement is     , 2021

Prospectus Supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement is a supplement to the accompanying prospectus. This prospectus supplement and the accompanying prospectus are parts of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a shelf registration process. Under this shelf registration process, we may sell from time to time an unspecified amount of any combination of securities described in the accompanying prospectus in one or more offers such as this offering. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement provides you with specific information about the ADSs and the underlying ordinary shares. Both this prospectus supplement and the accompanying prospectus include important information about us and other information you should know before investing. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus” we are referring to the accompanying prospectus.
This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. To the extent the information in this prospectus supplement is different from that in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the caption “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus, before investing in the ADSs.
Our reporting currency is the U.S. dollar and our functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus supplement to “dollars” or “$” mean U.S. dollars, and references to A$ mean Australian dollars.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we submit to it, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously submitted information. We incorporate herein by reference the documents listed below that we have furnished to the SEC:
•	our annual report on Form 20-F for the fiscal year ended June 30, 2020 filed with the SEC on October 13, 2020 (our “2020 Form 20-F”);
•	our current reports on Form 6-K filed with the SEC on March 16, 2021, March 18, 2021 and March 19, 2021; and
•
the description of our ordinary shares contained in Item 10.A and Item 10.B of our registration statement on Form 20-F (File No. 001-38427), originally filed with the SEC on March 16, 2018, and any amendment or report filed for the purpose of updating such description, including Exhibit 2.2 to our 2020 Form 20-F.

No other Form 6-K furnished or filed with the SEC prior to the date of this prospectus supplement is incorporated by reference herein. We may also incorporate by reference any Form 6-K that we submit to the SEC after the date of this prospectus supplement and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus supplement. Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.
As you read the above documents or other documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in this prospectus supplement or in the most recent document incorporated by reference herein.
To obtain copies of documents incorporated by reference herein or in the accompanying prospectus, see “Where You Can Find More Information” in the accompanying prospectus. In addition, upon written or oral request, we will provide to any person, at no cost to such person, including any beneficial owner to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement or the accompanying prospectus. You may make such a request by writing or telephoning us at the following address or telephone number:
Piedmont Lithium Limited
Level 9, 28 The Esplanade
Perth, WA 6000, Australia
Tel: +61 8 9322 6322
S-ii

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. Such forward-looking statements concern our anticipated results and progress of our operations in future periods, planned exploration and, if warranted, development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “may,” “will,” “could,” “leading,” “intend,” “contemplate,” “shall” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements. Forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include, but are not limited to, statements with respect to:
•	risks related to our operations being further disrupted and our financial results being adversely affected by public health threats, including the novel coronavirus pandemic;
•	risks related to our limited operating history in the lithium industry;
•	risks related to our status as an exploration stage company;
•	risks related to our ability to identify lithium mineralization and achieve commercial lithium mining at the Project (as defined below);
•	risks related to mining, exploration and mine construction, if warranted, on our properties;
•	risks related to our ability to achieve and maintain profitability and to develop positive cash flow from our mining activities;
•	risks related to investment risk and operational costs associated with our exploration activities;
•	risks related to our ability to enter into and deliver product under supply agreements;
•	risks related to our ability to access capital and the financial markets;
•	risks related to recruiting, training and maintaining employees;
•	risks related to possible defects in title of our properties;
•	risks related to potential conflicts of interest of our directors and officers;
•	risks related to compliance with government regulations;
•	risks related to our ability to acquire necessary mining licenses, permits or access rights;
•	risks related to environmental liabilities and reclamation costs;
•	risks related to volatility in lithium prices or demand for lithium;
•	risks related to the ADS price and trading volume volatility;
•	risks relating to the development of an active trading market for the ADSs;
•	risks related to ADS holders not having certain shareholder rights;
•	risks related to ADS holders not receiving certain distributions;
•
risks related to our status as a foreign private issuer, including the effects of our proposed redomiciliation from Australia to the United States on such status and subsequent status as a domestic issuer, and emerging growth company; and

•	other factors discussed under “Item 3.D. Risk Factors” in our 2020 Form 20-F and our reports on Form 6-K incorporated herein by reference.
S-iii

You should not place undue reliance on forward-looking statements, which speak only as of the date that they were made. Moreover, you should consider these cautionary statements in connection with any written or oral forward-looking statements that we may issue in the future. Except as required by law, we do not undertake any obligation to release publicly any revisions to forward-looking statements after completion of this offering to reflect later events or circumstances or to reflect the occurrence of unanticipated events. In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus supplement and the documents incorporated by reference might not occur, and are not guarantees of future performance.
Cautionary Note to U.S. Investors Concerning Estimates of Reserves and Measured, Indicated and Inferred Resources
The information contained in or incorporated by reference into this prospectus supplement has been prepared in accordance with the requirements of the securities laws in effect in Australia, which differ from the requirements of U.S. securities laws. The terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource” are terms defined in accordance with the 2012 Edition of the Australasian Code for Reporting Exploration Results, Mineral Resources and Ore Resources. These definitions differ from the definitions in the SEC’s Industry Guide 7 (“Guide 7”).
In particular, Guide 7 applies different standards in order to classify mineralization as a reserve. Under Guide 7, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Under Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.
Consequently, the terms “measured,” “indicated” and “inferred” mineral resources are not permitted to be used in reports and other documents filed with the SEC. Investors are cautioned that public disclosure by us of such mineral resources in Australia in accordance with ASX listing rules does not form a part of this prospectus supplement.
Accordingly, information contained or incorporated by reference into this prospectus supplement may contain descriptions of the mineralization of our projects that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder, in particular Guide 7. As such, under Guide 7, the Company is an exploration stage company as it currently has no proven and probable reserves under Guide 7 standards.
On October 31, 2018, the SEC adopted Subpart 1300 of Regulation S-K under the Securities Act (“Subpart 1300”), introducing changes to the U.S. mining disclosure framework and definitions that significantly differ from the Guide 7. Investors are cautioned however that registrants are not required to comply with Subpart 1300 until they report with respect to their first fiscal year beginning on or after January 1, 2021. Thus, we expect Subpart 1300 to apply to us beginning with our annual report for the fiscal year ended June 30, 2022. Guide 7 will remain effective until all registrants are required to comply with Subpart 1300, at which time Guide 7 will be rescinded.
S-iv

PROSPECTUS SUPPLEMENT SUMMARY
The following summary highlights information contained elsewhere in this prospectus supplement or the documents incorporated by reference herein. This summary is not complete and does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus, including each of the documents incorporated by reference herein or therein, carefully, including the “Risk Factors” and “Forward-Looking Information” sections of this prospectus supplement, and “Item 3.D. Risk Factors” in our 2020 Form 20-F, which is incorporated herein by reference.
Overview
Piedmont Lithium Limited is the 100% owner of the Piedmont Lithium Project (the “Project”), located within the Carolina Tin-Spodumene Belt (“TSB”) and along trend to the Hallman Beam and Kings Mountain mines. The TSB is located approximately 25 miles west of Charlotte, North Carolina and has been described as one of the largest lithium regions in the world and historically provided most of the western world’s lithium between the 1950s and the 1980s.

Piedmont Lithium Location in the Carolina Tin-Spodumene Belt
In May 2020, we completed a pre-feasibility study (“PFS”) for our proposed lithium hydroxide chemical plant (“Chemical Plant”) in Kings Mountain, North Carolina and an updated scoping study (“Scoping Study”) for our proposed integrated mine-to-hydroxide project comprising our proposed mine and concentrator (“Mine/Concentrator”) that will produce spodumene concentrate to be transported to our proposed Chemical Plant and converted into battery-grade lithium hydroxide.
The PFS and Scoping Study confirm the potential for Piedmont to be a strategic and low-cost producer of battery-grade lithium hydroxide. Our proposed Chemical Plant would create an alternative to the numerous merchant spodumene converters currently operating in China and dominating the world lithium hydroxide market, thus providing U.S. and non-U.S. automotive companies a secure and independent American source of the lithium hydroxide required for their supply chains.
We are currently undertaking exploration and appraisal activities, comprising drilling campaigns and technical studies, to assess the economic potential of the Project and our potential to become a low-cost producer of battery-grade lithium hydroxide. Following the completion of all technical studies and all necessary permitting activities, Piedmont plans to undertake mining and lithium processing activities to produce a highly strategic, U.S. domestic source of battery-grade lithium hydroxide to supply the growing electric vehicle and battery storage markets.
At December 31, 2020, the Project comprised approximately 2,322 acres of surface property and associated mineral rights in North Carolina, United States, of which approximately 691 acres are owned, approximately 113 acres are subject to long-term lease, approximately 79 acres are subject to lease-to-own agreements, and approximately 1,438 acres are subject to exclusive option agreements. These exclusive option agreements, upon exercise, allow us to purchase or, in some cases, enter into long-term leases for the surface property and associated mineral rights.
We also own a 61-acre property in Kings Mountain, North Carolina, which will be the site of our proposed Chemical Plant. The site is located approximately 20 miles from our proposed Mine/Concentrator in Gaston County, North Carolina.
Our head U.S. office is located at 32N Main Street Suite 100, Belmont, NC 28012, United States. Our registered office is located at Level 9, 28 The Esplanade, Perth, WA 6000, Australia. The telephone number of our registered office is +61 (8) 9322-6322. The telephone number of our head U.S. office is +1 (704) 461-8000.
Our ordinary shares are publicly traded on the ASX under the symbol “PLL.” The ADSs, each representing 100 of our ordinary shares, are publicly traded on Nasdaq under the symbol “PLL.” The Bank of New York Mellon, acting as depositary, registers and delivers the ADSs.
We also maintain a website at www.piedmontlithium.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus supplement or the accompanying prospectus, and the reference to our website in this prospectus supplement is an inactive textual reference only.
Recent Developments
Redomiciliation
On December 9, 2020, we announced that we are seeking shareholder approval of a scheme of arrangement under which we would redomicile from Australia to the United States. The scheme of arrangement provides that, subject to the satisfaction or waiver of certain conditions, including receipt of court and regulatory approvals, Piedmont Lithium Limited will become a direct wholly owned subsidiary of a Delaware corporation, Piedmont Lithium Inc., which is a newly-formed company incorporated in the State of Delaware for the sole purpose of changing our domicile.
The proposal is subject to numerous conditions, including:
•
receipt of approval of the scheme of arrangement by a majority in number (more than 50%) of shareholders present and voting at a shareholder meeting (in person or by proxy, corporate representative or attorney) and at least 75% of the total number of votes which are cast on the resolution to approve the scheme of arrangement;

•	receipt of approval of the scheme of arrangement from the Supreme Court of Western Australia;
•	receipt of approval to list shares of Piedmont Lithium Inc. on Nasdaq; and
•	approvals from the Australian Securities Exchange.

On March 2, 2021, the Supreme Court of Western Australia made orders approving the despatch of the scheme booklet to the shareholders of Piedmont Lithium Limited and ordered the convening of a meeting of shareholders to consider, and if thought fit, to approve the scheme of arrangement proposed to be held on April 7, 2021. Subject to completion of the public offering pursuant to this prospectus supplement and the accompanying prospectus and orders being made by the Supreme Court of Western Australia, Piedmont Lithium Limited intends to issue supplementary disclosure to shareholders to advise them of the capital raising and seek a later date for the meeting of shareholders to consider the approval of the scheme of arrangement. This will delay the timetable for the scheme of arrangement and shareholders will be advised of the revised timetable as soon as it is available.
If the requisite conditions are not satisfied or waived, or if the change of domicile is otherwise abandoned, we will remain incorporated in Australia and we will have incurred significant costs in connection with the proposal.
Your rights as a shareholder may change substantially if the change of domicile is completed. Such changes may result from differences between Australian and U.S. or Delaware law, as well as differences between our current governing documents and any governing documents that will apply to us after a change of domicile.
Loss of Our Foreign Private Issuer Status
We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. In order to maintain our current status as a foreign private issuer, either (1) a majority of our ordinary shares must be either directly or indirectly owned of record by non-residents of the United States or (2) (a) a majority of our executive officers or directors must not be U.S. citizens or residents, (b) more than 50% of our assets cannot be located in the United States and (c) our business must be administered principally outside the United States. As a result of our annual assessment, we believe that we will lose our foreign private issuer status on the first day of our next fiscal year, July 1, 2021. As a result, we will be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We also will be required to make changes in our corporate governance practices in accordance with various SEC rules and Nasdaq listing standards. Further, we will be required to comply with U.S. generally accepted accounting principles, as opposed to IFRS, in the preparation and issuance of our financial statements for historical and current periods. The regulatory and compliance costs to us under U.S. securities laws required to comply with the reporting requirements applicable to a U.S. domestic issuer may be higher than the cost we would incur as a foreign private issuer.
Strategic Investment in Sayona Mining
On January 11, 2021, we announced that we had entered into agreements with Sayona Mining Limited (“Sayona”):
•	to acquire up to 19.9% of Sayona (the “Subscription Agreement”);
•	to acquire a 25.0% interest in Sayona Quebec Inc (“Sayona Quebec”) (the “Share Sale Agreement”); and
•
for Sayona Quebec to supply Piedmont with the greater of 60,000 tonnes per annum or 50% of Sayona Quebec spodumene concrete production (the “Spodumene Purchase Agreement” and, together with the Subscription Agreement and the Share Sale Agreement, the “Sayona Investments”).

We completed the acquisition of a 9.9% interest in Sayona Mining on January 12, 2021 in consideration for the payment of approximately $3.1 million in cash. We were issued two convertible notes on January 12, 2021 in consideration for the payment of approximately $3.9 million in cash. On conversion, the convertible notes will convert into shares representing 10% of Sayona’s issued capital.
The timing and completion of the Share Sale Agreement are subject to closing conditions, including completion of due diligence to the satisfaction of the Company, execution of a shareholders agreement in relation to the Company’s investment in Sayona Quebec and the Company and Sayona having obtained, as applicable, all regulatory consents and approvals necessary to complete the Sayona Investments. The Spodumene Purchase Agreement is subject to the parties agreeing a start date for product deliveries between July 2023 and July 2024, based on the parties' respective development schedules.

THE OFFERING
Issuer
Piedmont Lithium Limited
Offering
The offering of 1,500,000 ADSs, each representing 100 of our ordinary shares, no par value.
ADSs
Each ADS represents 100 ordinary shares. The ADSs will be issued from time to time under the amended and restated deposit agreement, dated as of November 20, 2020, among us, The Bank of New York Mellon, as depositary (the “Depositary”), and all owners and holders from time to time of American Depositary Shares issued thereunder (the “Deposit Agreement”).
Option to Purchase
The representatives of the underwriters may also exercise their option to purchase up to an additional 225,000 ADSs from us, at the public offering price within 30 days after the date of the underwriting agreement. If the representatives of the underwriters exercise their option to purchase additional ADSs in full, this will provide the Company with additional gross proceeds of up to $   .
Lock-up
We have agreed, subject to certain exceptions, not to sell, offer or otherwise dispose of or transfer, directly or indirectly, any of our capital stock (including ordinary shares) or any securities convertible into or exchangeable for our capital stock, during a period commencing on the date of this prospectus supplement and ending 60 days after execution of the underwriting agreement for the offering without the prior approval of the representatives of the underwriters. Our chief executive officer and directors have agreed to similar restrictions. For more information, see “Underwriting” in this prospectus supplement.
Listing
The ADSs are listed on Nasdaq under the symbol “PLL.” Our ordinary shares are listed on the ASX under the symbol “PLL.”
Ordinary Shares Outstanding Immediately Prior to and Following the Offering
As of February 28, 2021, our issued and outstanding capital stock consisted of 1,397,433,203 ordinary shares, including ordinary shares represented by ADSs. After giving effect to this offering, assuming that we sell the total number of ADSs set forth on the cover of this prospectus supplement, we will have 1,547,433,203 ordinary shares outstanding (assuming the representatives of the underwriters do not exercise their option to purchase additional ADSs) or 1,569,933,203 ordinary shares outstanding (assuming the representatives of the underwriters do exercise their option to purchase additional ADSs).
Voting Rights
Under our constitution, holders of ordinary shares have one vote per person on a show of hands, or one vote for each ordinary share held on all matters submitted to a vote of shareholders conducted by way of a poll. Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. Subject to the Corporations Act 2001, our constitution and the terms of the Deposit Agreement, holders of ADSs will be entitled to instruct the Depositary to vote or cause to be voted the number of shares represented by such ADSs.
Use of Proceeds
We intend to use the net proceeds from the offering to continue development of the Project, including definitive feasibility studies, testwork, permitting, further exploration drilling, mineral resource estimate updates and ongoing land consolidation, to fund the Sayona Investments and other possible strategic initiatives, and for general corporate purposes. See “Use of Proceeds.”
Charges of the Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the issuance and deposit of the offered shares for delivery of ADSs. However, holders of ADSs will be required to pay any other transfer and other taxes and governmental charges and any other fees and charges expressly provided in the Deposit Agreement to be for their account. See Exhibit 2.1 to our 2020 Form 20-F, which is incorporated herein by reference.
Risk Factors
Before deciding to invest in the ADSs, you should carefully review “Item 3.D. Risk Factors” in our 2020 Form 20-F, which is incorporated by reference herein, “Risk Factors” in this prospectus supplement and other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.
As of February 28, 2021, we had 1,397,433,203 ordinary shares outstanding which does not include (i) outstanding unlisted incentive options and performance share rights in respect of 45,950,000 ordinary shares, and (ii)     ordinary shares represented by ADSs to be issued in this offering.

SUMMARY FINANCIAL INFORMATION
The historical financial information set forth below as of December 31, 2020, June 30, 2020 and 2019, and for the six months ended December 31, 2020 and 2019 and for the years ended June 30, 2020, 2019 and 2018 has been derived from, and should be read together with, our consolidated financial statements incorporated herein by reference. For information concerning the preparation and presentation of our consolidated financial statements, see “Presentation of Financial Information” in our 2020 Form 20-F.
	Year Ended June 30,			Six Months Ended December 31,
	2018	2019	2020	2019	2020
Consolidated Statements of Profit or Loss and Other Comprehensive Income
Exploration and evaluation expenses	$(6,021,506)	$(7,107,146)	$(3,563,437)	$(2,244,601)	$(3,534,510)
Corporate and administrative expenses	(1,160,608)	(1,711,475)	(1,514,519)	(721,382)	(1,160,742)
Business development expenses	(1,207,907)	(928,097)	(941,399)	(564,702)	(306,719)
Share based payments	(1,172,164)	(438,375)	(470,939)	(99,137)	(286,607)
Foreign stock exchange listing expenses	(580,922)	—	—	—	—
Finance income	132,752	128,377	215,549	146,825	17,407
Finance costs	—	—	(157,271)	(39,153)	(156,208)
Other income/(expenses)	52,538	234,090	760,917	46,171	(37,948)
Loss for the period	(9,957,817)	(9,822,626)	(5,671,099)	(3,475,979)	(5,465,327)
	As of June 30,			As of December 31, 2020
	2018	2019	2020
Consolidated Statement of Financial Position
Cash and cash equivalents	$7,238,489	$4,432,150	$18,857,088	$70,936,994
Trade and other receivables	72,110	59,679	27,412	189,175
Exploration and evaluation assets	742,017	2,265,121	7,720,957	13,467,275
Property, plant and equipment	3,982	26,195	774,440	774,925
Other current assets	—	—	128,271	117,926
Other non-current assets	—	—	150,781	91,671
Total assets	8,056,598	6,783,145	27,658,949	85,577,966
Trade and other payables	(1,989,084)	(2,144,071)	(1,007,507)	(2,780,952)
Other current liabilities	—	—	(705,536)	(1,156,242)
Other non-current liabilities	—	—	(1,910,413)	(1,774,863)
Total liabilities	(1,989,084)	(2,144,071)	(3,623,456)	(5,712,057)
Contributed equity	40,483,348	48,853,707	74,877,325	136,239,389
Total equity	6,067,514	4,639,074	24,035,493	79,865,909

RISK FACTORS
Investing in the ADSs involves risks. In consultation with your own financial and legal advisors, you should consider carefully, among other matters, the supplemental risk factors set forth under the caption “Item 3.D. Risk Factors” in our 2020 Form 20-F, which is incorporated herein by reference, before deciding whether an investment in the ADSs is suitable for you. In general, investing in the securities of issuers in emerging market countries such as Australia involves certain risks not typically associated with investing in securities of U.S. companies. The risks and uncertainties described below and in our 2020 Form 20-F are not the only risks and uncertainties that we face. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein also contain forward-looking statements that involve risks. See “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including risks described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.
Risks Related to Our Business
We expect to lose our foreign private issuer status as of July 1, 2021, which will require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur additional legal, accounting and other expenses.
We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. In order to maintain our current status as a foreign private issuer, either (1) a majority of our ordinary shares must be either directly or indirectly owned of record by non-residents of the United States or (2) (a) a majority of our executive officers or directors must not be U.S. citizens or residents, (b) more than 50% of our assets cannot be located in the United States and (c) our business must be administered principally outside the United States. As a result of our annual assessment, we believe that we will lose our foreign private issuer status on the first day of our next fiscal year, July 1, 2021, because we believe a majority of our ordinary shares are held by residents of the United States. As a result, we will be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We also will be required to make changes in our corporate governance practices in accordance with various SEC rules and Nasdaq listing standards. Further, we will be required to comply with U.S. generally accepted accounting principles, as opposed to IFRS, in the preparation and issuance of our financial statements for historical and current periods. The regulatory and compliance costs to us under U.S. securities laws required to comply with the reporting requirements applicable to a U.S. domestic issuer may be higher than the cost we would incur as a foreign private issuer. As a result, we expect that our loss of foreign private issuer status will substantially increase our legal and financial compliance costs.
We may acquire additional businesses or assets, form joint ventures or make investments in other companies that may be unsuccessful and harm our operating results and prospects.
As part of our business strategy, we may pursue additional acquisitions of complementary businesses or assets or seek to enter into joint ventures. We also may pursue strategic alliances in an effort to leverage our existing operations and industry experience, increase our product offerings, expand our distribution and make investments in other companies.
For example, in January 2021, we announced that we had entered into agreements with Sayona:
•	to acquire up to 19.9% of Sayona;
•	to acquire a 25.0% interest in Sayona Quebec; and
•	for Sayona Quebec to supply Piedmont with the greater of 60,000 tonnes per annum or 50% of Sayona Quebec spodumene concrete production.
The success of any acquisitions, joint ventures, strategic alliances or investments, including the Sayona Investments, will depend on our ability to identify, negotiate, complete and, in the case of acquisitions, integrate those transactions and, if necessary, obtain satisfactory debt or equity financing to fund those transactions. We may not realize the anticipated benefits of any acquisition, joint venture, strategic alliance or investments. We may not be able to integrate acquisitions successfully into our existing business, maintain the key business relationships of businesses we acquire, or retain key personnel of an acquired business, and we could assume unknown or contingent liabilities or incur unanticipated expenses. Integration of acquired companies or businesses also may require management resources that otherwise would be available for ongoing development of our existing business. Any acquisitions or investments made by us also could result in significant write-offs or the incurrence of debt and contingent liabilities, any of which could harm our operating results. In addition, if we choose to issue equity as consideration for any acquisition, our shareholders may experience dilution.
The timing and completion of the Sayona Investments are subject to closing conditions and other uncertainties.
The timing and completion of the Sayona Investments that have not yet been completed are subject to closing conditions, including completion of due diligence to the satisfaction of the Company, execution of a shareholders agreement in relation to the Company’s investment in Sayona Quebec and the Company and Sayona having obtained, as applicable, all regulatory consents and approvals necessary to complete the Sayona Investments.
We cannot assure you that the conditions to the closing of the Sayona Investments that have not yet been completed will be satisfied or, as applicable, waived or that the Sayona Investments will be completed at all. Likewise, the Sayona Investments that have not yet been completed may be completed on terms that differ, perhaps substantially, from those described herein and in the agreements governing the Sayona Investments. For example, unless otherwise agreed, if we do not acquire a 25.0% stake in Sayona Quebec by April 11, 2021 or on a schedule that may otherwise be agreed upon by us and Sayona Quebec, the term of the Spodumene Purchase Agreement may be reduced.
If the closing conditions are not satisfied or waived on a timely basis, or if another event occurs delaying, preventing or terminating the Sayona Investments, such delay, failure or termination of the Sayona Investments could cause uncertainty or other negative consequences that may materially and adversely affect our business, financial performance and operating results.
Risks Related to Our Change of Domicile
We expect our shareholders to vote on our proposed redomiciliation from Australia to the United States. Such change of domicile may be abandoned or, if completed, will change your rights as a shareholder.
On December 9, 2020, we announced that we are seeking shareholder approval of a scheme of arrangement under which we would redomicile from Australia to the United States. The scheme of arrangement provides that, subject to the satisfaction or waiver of certain conditions, including receipt of court and regulatory approvals, Piedmont Lithium Limited will become a direct wholly owned subsidiary of a Delaware corporation, Piedmont Lithium Inc., which is a newly-formed company incorporated in the State of Delaware for the sole purpose of the change of domicile.
The proposal is subject to numerous conditions, including:
•
receipt of approval of the scheme of arrangement by a majority in number (more than 50%) of shareholders present and voting at a shareholder meeting (in person or by proxy, corporate representative or attorney) and at least 75% of the total number of votes which are cast on the resolution to approve the scheme of arrangement;

•	receipt of approval of the scheme of arrangement from the Supreme Court of Western Australia;
•	receipt of approval to list shares of Piedmont Lithium Inc. on Nasdaq; and
•	approvals from the Australian Securities Exchange.
On March 2, 2021, the Supreme Court of Western Australia made orders approving the despatch of the scheme booklet to the shareholders of Piedmont Lithium Limited and ordered the convening of a meeting of shareholders to consider, and if thought fit, to approve the scheme of arrangement proposed to be held on April 7, 2021. Subject to completion of the public offering pursuant to this prospectus supplement and the accompanying prospectus and orders being made by the Supreme Court of Western Australia, Piedmont Lithium Limited intends to issue supplementary disclosure to shareholders to advise them of the capital raising and seek a later date for the meeting of shareholders to consider the approval of the scheme of arrangement. This will delay the timetable for the scheme of arrangement and shareholders will be advised of the revised timetable as soon as it is available.

We cannot assure you that these approvals will be obtained or the other conditions to the change of domicile will be satisfied or waived. If the requisite conditions are not satisfied or waived, or if the change of domicile is otherwise abandoned, we will remain incorporated in Australia and we will have incurred significant costs in connection with the proposal.
You also should be aware that your rights as a shareholder may change substantially if the change of domicile is completed. Such changes may result from differences between Australian and U.S. or Delaware law, as well as differences between our current governing documents and any governing documents that will apply to us after a change of domicile. In addition, the transfer of shares in accordance with the scheme may have certain tax implications.
Our proposed change in domicile could have U.S. tax consequences for ADS holders.
The exchange of the ADSs for shares of Piedmont Lithium Inc., pursuant to the scheme of arrangement, is intended to be treated as a transfer to which Section 351 of the U.S. Internal Revenue Code (the “Code”) would apply and/or as a reorganization described in Section 368(a)(1)(B) of the Code in which no gain or loss is recognized to us, Piedmont Lithium Inc., U.S. holders or non-U.S. holders of the ADSs. This summary assumes that the exchange of ADSs for shares of Piedmont Lithium Inc. pursuant to the scheme of arrangement will be treated as a transfer to which Section 351 of the Code applies and/or a reorganization described in Section 368(a)(1)(B) of the Code. There is no guarantee, however, that this would be the tax effect of the scheme of arrangement for you. For example, if we are considered a passive foreign investment company (“PFIC”), you may be required to recognize gain (but not loss) on the disposition of the ADSs pursuant to the Scheme notwithstanding that such transfer may otherwise be eligible for nonrecognition treatment. See “Material U.S. Federal Income Tax Considerations—Certain Tax Consequences If We Redomicile—Passive Foreign Investment Company.”
Subject to the discussion below regarding our status as a PFIC (see “Material U.S. Federal Income Tax Considerations—Certain Tax Consequences If We Redomicile—Passive Foreign Investment Company”), U.S. holders of ADSs would have an aggregate adjusted U.S. federal tax basis in the shares of Piedmont Lithium Inc. received pursuant to the scheme of arrangement equal to their aggregate adjusted U.S. federal tax basis in the ADSs surrendered. Thus, to the extent a U.S. ADS holder has a loss in its ADSs, such loss generally will be preserved. For more information, see “Material U.S. Federal Income Tax Considerations—Certain Tax Consequences If We Redomicile.”
Given uncertainty and the particular circumstances of individual investors, you are urged to contact your own tax advisor, including in relation to the impact of our PFIC status on your taxation as a result of participation in the scheme of arrangement, reporting requirements and the application of the PFIC rules in light of your particular circumstances.
Risks Related to this Offering
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of the ADSs. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, results of operations and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. See “Use of Proceeds.”
New investors in the ADSs will experience immediate and substantial book value dilution after this offering.
The public offering price of the ADSs will be substantially higher than the pro forma net tangible book value per share of the outstanding ADSs immediately after the offering. Based on an assumed offering price of US$78.94 per ADS (representing the last reported sale price of the ADSs on Nasdaq on March 19, 2021) and our net tangible book value as of December 31, 2020, if you purchase the ADSs in this offering you will pay more for your ADSs than the amounts paid by our existing holders of ADSs for their ADSs and you will suffer immediate dilution of approximately US$66.60 per ADS in pro forma net tangible book value. As a result of this dilution, investors purchasing ADSs in this offering may receive significantly less than the full purchase price that they paid for the ADSs purchased in this offering in the event of a liquidation. See “Dilution.”

It is likely that we will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our taxable year ended June 30, 2021, for the current taxable year and possibly for future taxable years, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ADSs.
A non-U.S. corporation will be a PFIC for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of passive income; or (2) at least 50% of the value of its assets (generally determined based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and our goodwill and other unbooked intangibles will generally be taken into account in determining our asset value.
A non-U.S. corporation’s PFIC status is a factual determination made annually after the close of each taxable year. Based upon our income and assets (including goodwill) and the market price of our ADSs during 2020, it is likely that we will be classified as a PFIC for the taxable year ended June 30, 2021. Depending upon the composition of our income and assets and the market price of our ADSs during 2021 and subsequent taxable years and whether we start generating a substantial amount of active revenue, we could continue to be classified as a PFIC for 2021 and subsequent taxable years. In addition, it is possible that any subsidiary that we own would also be classified as a PFIC for such taxable years. Accordingly, prospective investors should be willing to assume the risks of investing in a PFIC.
If we were to be, or become, classified as a PFIC for any taxable year during which a U.S. Holder (as defined in the section headed “Material U.S. Federal Income Tax Considerations”) holds our ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Material U.S. Federal Income Tax Considerations.”
You are strongly urged to consult your tax advisors regarding the impact of our being a PFIC in any taxable year on your investment in our ordinary shares as well as the application of the PFIC rules.

USE OF PROCEEDS
Assuming an offering price of $78.94 per ADS (representing the last reported sale price of the ADSs on Nasdaq on March 19, 2021), we estimate that the net proceeds that we will receive from this offering will be approximately $110.3 million, after deducting commissions payable to the underwriters, as well as estimated expenses payable by us. We intend to use the net proceeds from the offering to continue development of the Project, including definitive feasibility studies, testwork, permitting, further exploration drilling, mineral resource estimate updates and ongoing land consolidation, to fund the Sayona Investments and other possible strategic initiatives, and for general corporate purposes.

CAPITALIZATION
Capitalization and Indebtedness
The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2020 (i) on an actual basis and (ii) on an as-adjusted basis, to give effect to the sale by us of 1,500,000 ADSs assuming an offering price of $78.94 (representing the last reported sale price of the ADSs on Nasdaq on March 19, 2021), after deducting the estimated underwriting discounts and commissions and estimated offering expenses (assuming no exercise of the underwriters’ option to purchase additional ADSs). You should read this information together with our consolidated financial statements, which are incorporated herein by reference, and with our “Summary of Financial Information” appearing elsewhere in this prospectus supplement.
	As of December 31, 2020
	Actual	As Adjusted
Cash and cash equivalents	$70,936,994	$181,270,344
Loans and borrowings	2,682,253	2,682,253
Equity:
Contributed equity	136,239,389	246,572,739
Reserves	200,447	200,447
Accumulated losses	(56,573,927)	(56,573,927)
Total equity	79,865,909	190,199,259
Total capitalization	$82,548,162	$192,881,512
Share Capital
As of December 31, 2020, we had (i) 1,390,704,858 ordinary shares outstanding and (ii) outstanding unlisted incentive options and performance share rights to purchase an aggregate of 48,750,000 ordinary shares. The information above does not give effect to these outstanding unlisted incentive options and performance share rights as of December 31, 2020.
Stock Options
As of December 31, 2020, we had the following outstanding incentive options:
Number of Incentive Options Outstanding(1)	Exercise Price (A$)	Expiry Date
1,000,000	A$0.35	December 31, 2020
1,500,000	A$0.15	June 30, 2021
6,000,000	A$0.16	July 10, 2021
1,500,000	A$0.20	June 30, 2022
6,000,000	A$0.24	July 10, 2022
26,750,000	A$0.16	December 31, 2022
(1)
Does not include 1,800,000 unlisted incentive options (each exercisable at A$0.40 and expiring December 31, 2023) and 400,000 unlisted incentive options (each exercisable at A$0.40 and expiring November 5, 2023) that were granted prior to December 31, 2020 but not issued until after December 31, 2020.

Performance Rights
As of December 31, 2020, we had the following outstanding performance rights:
Number of Performance Rights Outstanding	Performance Condition	Expiry Date
500,000	Binding Offtake Milestone	December 31, 2021
2,500,000	Integrated Feasibility Study Milestone	December 31, 2021
3,000,000	Construction Milestone	December 31, 2022

DILUTION
At December 31, 2020, we had a net tangible book value of $79.9 million (our total tangible assets minus our total liabilities), corresponding to a net tangible book value of $5.74 per ADS or $0.06 per ordinary share (using the ratio of 100 ordinary shares to one ADS). Net tangible book value per share represents the amount of our total tangible assets, minus our total liabilities, divided by the total number of our shares outstanding at June 30, 2020.
After giving effect to the sale by us of 1,500,000 ADSs in this offering, and assuming (i) an offering price of $78.94 (representing the last reported sale price of the ADSs on Nasdaq on March 19, 2021) per ADS and (ii) that the representatives of the underwriters have not exercised the option to purchase additional ADSs, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us of $380,000, our estimated net tangible book value at December 31, 2020 would have been approximately $190.2 million, representing $12.34 per ADS, or $0.12 per ordinary share. This represents an immediate increase in net tangible book value of $6.60 per ADS, or $0.07 per ordinary share, to existing shareholders and an immediate dilution in net tangible book value of $66.60 per ADS, or $0.67 per ordinary share, to new investors purchasing ADSs in this offering. Dilution for this purpose represents the difference between the price per ADS paid by these purchasers and net tangible book value per ADS immediately after the completion of this offering.
The following table illustrates this dilution to new investors purchasing ADSs, in this offering:
	As of December 31, 2020
	ADSs (in $)	Ordinary Shares (in $)
Net tangible book value per ADS or ordinary share	5.74	0.06
Increase in net tangible book value per ADS or ordinary share attributable to new investors	6.60	0.07
As-adjusted net tangible book value per ADS or ordinary share after this offering	12.34	0.12
Dilution per ADS or ordinary share to new investors	66.60	0.67
Percentage of dilution in net tangible book value per ADS or ordinary share for new investors(1)	84%	84%
Note:
(1)	Percentage of dilution for new investors is calculated by dividing the dilution in net tangible book value for new investors by the price of this offering.
If the representatives of the underwriters exercise their option to purchase 225,000 additional ADSs in full at the assumed offering price of $78.94 (representing the last reported sale price of the ADSs on Nasdaq on March 19, 2021) per ADSs, the net tangible book value as of December 31, 2020 after this offering would be approximately $13.23 per ADS or $0.13 per ordinary share, representing an increase in the net tangible book value of approximately $7.49 per ADS or approximately $0.07 per ordinary share to existing shareholders and immediate dilution to investors purchasing ADSs in this offering of approximately $65.71 per ADS, representing percentage of dilution in net tangible book value per ADS or ordinary share of approximately 83%.
The information above does not give effect to outstanding unlisted incentive options and performance share rights as of December 31, 2020. For more information, see “Capitalization—Share Capital,” “Capitalization—Stock Options” and “Capitalization—Performance Rights.”

OPERATING AND FINANCIAL REVIEW AND PROSPECTS
The following discussion relates to our consolidated results of operations, financial condition and capital resources. You should read this discussion in conjunction with our unaudited condensed consolidated interim financial statements and the notes thereto, as well as “Item 5. Operating and Financial Review and Prospects” in our 2020 Form 20-F, each of which is incorporated by reference in this registration statement. See “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus.
	Six Months Ended December 31,
	2019	2020
Consolidated Statements of Profit or Loss and Other Comprehensive Income
Exploration and evaluation expenses	(2,244,601)	(3,534,510)
Corporate and administrative expenses	(721,382)	(1,160,742)
Business development expenses	(564,702)	(306,719)
Share based payments	(99,137)	(286,607)
Finance income	146,825	17,407
Finance costs	(39,153)	(156,208)
Other income/(expenses)	46,171	(37,948)
Loss for the period	(3,475,979)	(5,465,327)
Sales revenue. The Company is an exploration stage company and has not commenced commercial production on any of our properties. As a result, the Company has no revenue from sales.
Exploration and evaluation expenses. Exploration and evaluation expenses include drilling and sampling costs, technical and engineering studies, permitting costs and overhead costs associated with the exploration and evaluation of the Project, such as maintaining our exploration headquarters and other fees for professional services and legal compliance. Expenditures on exploration and evaluation incurred by us are expensed as incurred up and until the completion of a definitive feasibility study (other than costs associated with acquiring the exploration properties, which are capitalized). Costs associated with the acquisition and maintenance of exploration rights are capitalized, rather than expensed.
Corporate and administrative expenses. Corporate and administrative expenses include overhead costs, such as maintaining our corporate headquarters, public company costs, audit and other fees for professional services and legal compliance.
Business development expenses. Business development expenses comprise investor relations expenses, including costs for press releases, maintenance of the Company’s website and other investor marketing and information initiatives and other fees for corporate advisory services.
Share-based payment expense. The Company expenses the value of share-based payment remuneration, including options and rights granted to employees and consultants, over the period during which the employees and consultants perform the related services and become entitled to the incentive securities. The Company measures the cost of equity-settled transactions with employees and consultants by reference to the fair value of the equity instruments at the date at which they are granted. The fair value of employee options is determined using a Black-Scholes model.
Finance income and finance costs. Finance income comprises interest income from the Company’s cash at bank. Finance costs comprise interest expense from the Company’s loans and borrowings and lease liabilities.
Other income and expenses. Other income and expenses comprise other income, gains, losses and expenses from other activities, including net foreign exchange gains and losses, and government grant income.
Comparison of the six months ended December 31, 2020 and 2019
Our net loss for the six months ended December 31, 2020 and 2019 was $5.5 million and $3.5 million, respectively. Significant items contributing to the increase in the loss for the six months ended December 31, 2020 compared to the corresponding six months ended December 31, 2019 include:
•
exploration and evaluation expenses of $3.5 million and $2.2 million for the six months ended December 31, 2020 and 2019, respectively. This increase resulted principally from our increased exploration activities on the Project. During the six months ended December 31, 2019 we were primarily focused on completing further technical studies on the Project, with limited drilling activities. During the six months ended December 31, 2020 we commenced a large 30,000-meter drilling program at the Project using five drill rigs with the intention of updating the Company’s Mineral Resource estimates, and incurred increased expenditures relating to the Company’s metallurgical testwork programs and definitive feasibility study on the Company’s planned spodumene concentrate operations;
•
corporate and administrative expenses of $1.2 million and $0.7 million for the six months ended December 31, 2020 and 2019, respectively. This increase resulted principally from increased legal and professional services associated with the proposed redomicile of Piedmont from Australia to the United States;

•
business development expenses of $0.6 million and $0.3 million for the six months ended December 31, 2020 and 2019, respectively. This increase resulted principally from our increased investor marketing and information initiatives;

•
share-based payment expenses of $0.3 million and $0.1 million for the six months ended December 31, 2020 and 2019, respectively. The nature and level of share-based payment expenses remained largely consistent between both financial periods; and

•
Other net income for the six months ended December 31, 2019 decreased by $0.1 million compared to other net expenses for the six months ended December 31, 2020. This decrease resulted primarily from a voluntary repayment of $0.1 million previously received under the U.S. Federal Government Paycheck Protection Program.

Historical Sources and Uses of Cash
The following is a summary of cash provided by or used in each of the indicated types of activities:
	Six Months Ended December 31,
	2019	2020
Consolidated Statement of Cash Flow data:
Net cash flow used in operating activities	(5,004,205)	(3,691,273)
Net cash flow used in investing activities	(1,821,141)	(4,993,717)
Net cash flow from financing activities	13,739,887	60,664,744
Net change in cash and cash equivalents
Net foreign exchange differences	46,171	100,152
Cash and cash equivalents at beginning of period	4,432,150	18,857,088
Cash and cash equivalents at the end of period	11,392,862	70,936,994
Operating Activities. Net cash used in operating activities for each of the above periods was primarily the result of net losses incurred in preparing us for operations. Net cash used in operating activities was $3.7 million and $5.0 million for the six months ended December 31, 2020 and 2019. The decrease in the net cash used in operating activities resulted primarily from working capital adjustments, in particular an increase in trade and other payables from $1.0 million at June 30, 2020 to $2.8 million at December 31, 2020.
Investing Activities. Net cash used in investing activities was $5.0 million and $1.8 million for the six months ended December 31, 2020 and 2019. The increase in the net cash used in investing activities resulted primarily from purchases of exploration and evaluation assets relating to land acquisitions to secure exploration properties in the TSB (including the exercise of certain of our land options), which increased from $1.2 million during the six months ended December 31, 2019 to $5.0 million during the six months ended December 31, 2020.
Financing Activities. Net cash from financing activities was $60.7 million for the for the six months ended December 31, 2020, which was primarily attributable to public offering of 2.3 million ADSs at an issue price of $25.00 per ADS to raise gross proceeds of $57.5 million and a private placement of 120 million ordinary shares at an issue price of A$0.09 per share to raise gross proceeds of $7.8 million. Net cash from financing activities was $13.7 million for the six months ended December 31, 2019, which was primarily attributable to a private placement of 145 million ordinary shares at an issue price of A$0.145 per share to raise gross proceeds of $14.6 million.

Liquidity and Capital Resources
Our net loss for the six months ended December 31, 2020 and 2019 was $5.5 million and $3.5 million, respectively, and we had accumulated losses of $56.6 million as of December 31, 2020. We have not yet commenced commercial production at any of our properties and expect to continue to incur losses during the exploration, evaluation, and development of the Project.
Our operations have been financed by proceeds primarily from issuances of ordinary shares and ADSs. During the six months ended December 31, 2020, we completed a public offering of 2.3 million ADSs at an issue price of $25.00 per ADS to raise gross proceeds of $57.5 million and a private placement of 120 million ordinary shares at an issue price of A$0.09 per share to raise gross proceeds of $7.8 million. Our cash and cash equivalent position at December 31, 2020 was $70.9 million, compared to $18.9 million as at June 30, 2020. We had net working capital (current assets minus current liabilities) of $67.3 million at December 31, 2020, as compared to $17.3 million at June 30, 2020.
Until commercial production is achieved from our planned Mine/Concentrator and/or Chemical Plant, we will continue to incur operating and investing net cash outflows associated with amongst other things maintaining and acquiring exploration properties, undertaking ongoing exploration activities and the potential development of our planned Mine/Concentrator and/or Chemical Plant.
Based on the availability of $70.9 million of cash from our financial position as of December 31, 2020, we expect to have sufficient cash flow to operate for the next 12 months and to maintain adequate liquidity to satisfy working capital requirements. However, the offering is subject to market conditions, and there can be no assurance as to whether or when it may be completed, or as to its actual size or terms.
Capital Requirements
Our primary use of cash currently comprises exploration and evaluation expenditures relating to the Project and for ongoing operating expenses. We are currently considering what additional exploration and evaluation activities we will undertake in the future.
Our cash capital expenditures for the six months ended December 31, 2020 and 2019 amounted to $5.0 million and $1.8 million, respectively. Our capital expenditures for the six months ended December 31, 2020 and 2019 related primarily to land acquisitions to secure our exploration properties in the TSB (including the exercise of certain of our land options), which have been treated as acquisition costs and capitalized as “exploration and evaluation assets.” Other than these expenditures incurred in the acquisition of the rights to explore we expense all other exploration and evaluation expenditures when incurred.
Until we have completed a definitive feasibility study for the Project, we are not able to say if or when we will decide to develop the Project. If we ultimately make a decision to develop the Project, this will require substantial additional funds, which would require future debt or equity financings.
Future Financings
We may decide to pursue additional debt or equity financing activities to facilitate further exploration or development activities at the Project and to fund working capital and our corporate operations. We expect that such financing will result in additional sales or issuances of our ordinary shares or ADSs, but we also may engage in debt financing.
If we complete a definitive feasibility study for the Project and ultimately make a decision to develop the Project, this will require substantial additional funds, which would require future debt or equity financings.
If we decide to raise capital by issuing equity securities, the issuance of additional ordinary shares or ADSs would result in dilution to our existing shareholders. We cannot assure you that we will be successful in completing any financings or that any such equity or debt financing will be available to us if and when required or on satisfactory terms.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary, subject to the limitations set forth below, describes the material U.S. federal income tax consequences to a U.S. Holder (as defined below) of the acquisition, ownership and disposition of the ADSs and ordinary shares as of the date hereof. This summary is limited to U.S. Holders that hold the ADSs or ordinary shares as capital assets within the meaning of Section 1221 of the Code.
This section does not discuss the tax consequences to any particular holder, nor any tax considerations that may apply to U.S. Holders subject to special tax rules, such as:
•	insurance companies;
•	banks or other financial institutions;
•	individual retirement and other tax-deferred accounts;
•	regulated investment companies;
•	real estate investment trusts;
•	individuals who are former U.S. citizens or former long-term U.S. residents;
•	brokers, dealers or traders in securities, commodities or currencies;
•	traders that elect to use a mark-to-market method of accounting;
•	persons holding the ADSs or ordinary shares through a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or S corporation;
•	persons that received the ADSs as compensation for the performance of services;
•	grantor trusts;
•	tax-exempt entities;
•	persons that hold ADSs or ordinary shares as a position in a straddle or as part of a hedging, constructive sale, conversion or other integrated transaction for U.S. federal income tax purposes;
•	persons that have a functional currency other than the U.S. dollar;
•	persons that own (directly, indirectly or constructively) 10% or more of our equity (by vote or value); or
•	persons that are not U.S. holders (as defined below).
In this section, a “U.S. Holder” means a beneficial owner of ADSs or ordinary shares that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (i) the administration of which is subject to the primary supervision of a court in the United States and for which one or more U.S. persons have the authority to control all substantial decisions or (ii) that has an election in effect under applicable income tax regulations to be treated as a U.S. person for U.S. federal income tax purposes.

In addition, this summary does not address the 3.8% Medicare contribution tax imposed on certain net investment income, the U.S. federal estate and gift tax or the alternative minimum tax consequences of the acquisition, ownership, and disposition of the ADSs or ordinary shares. We have not received nor do we expect to seek a ruling from the U.S. Internal Revenue Service (the “IRS”) regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. Each prospective investor should consult its own tax advisors with respect to the U.S. federal, state and local and non-U.S. tax consequences of acquiring, owning and disposing of the ADSs and ordinary shares.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes acquires, owns or disposes of ADSs or ordinary shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the U.S. federal income tax consequences of acquiring, owning and disposing of the ADSs or ordinary shares.
The summary below is based upon the provisions of the Code, and the U.S. Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.
You are urged to consult your own tax advisor with respect to the U.S. federal, as well as state, local and non-U.S., tax consequences to you of acquiring, owning and disposing of ADSs or ordinary shares in light of your particular circumstances, including the possible effects of changes in U.S. federal and other tax laws.
ADSs
If you hold ADSs, you generally will be treated for U.S. federal income tax purposes as the owner of the underlying ordinary shares that are represented by such ADSs. Accordingly, no gain or loss will be recognized for U.S. federal income tax purposes if you exchange ADSs for the underlying shares represented by those ADSs.
The U.S. Treasury has expressed concern that parties to whom ADSs are released before shares are delivered to the depositary or intermediaries in the chain of ownership between holders and the issuer of the security underlying the ADSs, may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. Holders of ADSs. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate U.S. Holders. Accordingly, the creditability of non-U.S. withholding taxes (if any), and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries. For purposes of the summary below, we assume that intermediaries in the chain of ownership between the holder of an ADS and us are acting consistently with the claim of U.S. foreign tax credits by U.S. Holders.
Certain Tax Consequences If We Are a Passive Foreign Investment Company
The rules governing PFICs can result in adverse tax consequences to U.S. Holders. We generally will be classified as a PFIC for any taxable year if (i) at least 75% of our gross income for the taxable year consists of certain types of passive income or (ii) at least 50% of our gross assets during the taxable year, based on a quarterly average and generally determined by value, produce or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, rents, royalties, gains from commodities and securities transactions and gains from the disposition of assets that produce or are held for the production of passive income. In determining whether a foreign corporation is a PFIC, a pro-rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account. Under this rule, we should be deemed to own the assets and to receive the income of our wholly-owned subsidiaries for purposes of the PFIC determination. If we are classified as a PFIC in any taxable year with respect to which you own ADSs or ordinary shares, except as noted below under “Certain Tax Consequences If We Redomicile,” we generally will continue to be treated as a PFIC with respect to you in all succeeding taxable years, regardless of whether we continue to meet the tests described above, unless you make the “deemed sale election” described below.
Because we did not have active business income in the taxable year ended June 30, 2020, we believe we were a PFIC in tax year 2020. We may also be a PFIC in future taxable years. The determination of our PFIC status for any taxable year, however, will not be determinable until after the end of the taxable year, and will depend on, among other things, whether or not we undertake the scheme of arrangement described below under “Certain Consequences If We Redomicile,” the composition of our income and assets (which could change significantly during the course of a taxable year) and the market value of our assets for such taxable year, which may be, in part, based on the market price of the ADSs or ordinary shares (which may be especially volatile).

The PFIC determination will depend, in part, on whether we are able to generate gross income from mining operations. You should consult your own tax advisor regarding our PFIC status.
U.S. Federal Income Tax Treatment of a Shareholder of a PFIC
If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, absent certain elections (including the mark-to-market election or qualified electing fund election described below), you generally will be subject to adverse rules (regardless of whether we continue to be classified as a PFIC except as noted below under “Certain Tax Consequences If We Redomicile”) with respect to (1) any “excess distribution” (generally, any distributions you receive on your ADSs or ordinary shares in a taxable year that are greater than 125% of the average annual distributions you receive in the three preceding taxable years or, if shorter, your holding period) and (2) any gain recognized from a sale or other disposition (including a pledge) of such ADSs or ordinary shares. Under these special tax rules:
•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares;
•
the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we were classified as a PFIC in your holding period will be treated as ordinary income arising in the current taxable year (and would not be subject to the interest charge discussed below); and

•
the amount allocated to each other taxable year during your holding period in which we were classified as a PFIC (i) will be subject to income tax at the highest rate in effect for that year and applicable to you and (ii) will be subject to an interest charge generally applicable to underpayments of tax with respect to the resulting tax attributable to each such year.

In addition, if you are a non-corporate U.S. Holder, you will not be eligible for reduced rates of taxation on any dividends that we pay if we are a PFIC for either the taxable year in which the dividend is paid or the preceding year.
If we are a PFIC, the tax liability for amounts allocated to years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) recognized on the transfer of the ADSs or ordinary shares cannot be treated as capital gains, even if the ADSs or ordinary shares are held as capital assets. Furthermore, unless otherwise provided by the U.S. Treasury Department, if we are a PFIC, you will be required to file an annual report (currently Form 8621) describing your interest in us, making an election on how to report PFIC income, and providing other information about your share of our income.
If we are classified as a PFIC and then cease to be so classified, a U.S. Holder may make an election (a “deemed sale election”) to be treated for U.S. federal income tax purposes as having sold such U.S. Holder’s ADSs or ordinary shares on the last day of our taxable year during which we were a PFIC. A U.S. Holder that makes a deemed sale election would then cease to be treated as owning stock in a PFIC. However, gain recognized as a result of making the deemed sale election would be subject to the adverse rules described above, and loss would not be recognized.
PFIC “Mark-to-Market” Election
In certain circumstances, a holder of “marketable stock” of a PFIC can avoid certain of the adverse rules described above by making a mark-to-market election with respect to such stock. For purposes of these rules, “marketable stock” is stock which is “regularly traded” (traded in greater than de minimis quantities on at least 15 days during each calendar quarter) on a “qualified exchange” or other market within the meaning of applicable U.S. Treasury Regulations. A “qualified exchange” includes a national securities exchange that is registered with the SEC.
If you make a mark-to-market election, you must include in gross income, as ordinary income, for each taxable year that we are a PFIC an amount equal to the excess, if any, of the fair market value of your ADSs or ordinary shares that are “marketable stock” at the close of the taxable year over your adjusted tax basis in such ADSs or ordinary shares. If you make such election, you may also claim a deduction as an ordinary loss in each such year for the excess, if any, of your adjusted tax basis in such ADSs or ordinary shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The adjusted tax basis of your ADSs or ordinary shares with respect to which the mark-to-market election applies would be adjusted to reflect amounts included in gross income or allowed as a deduction because of such election. If you make an effective mark-to-market election, any gain you recognize upon the sale or other disposition of your ADSs or ordinary shares in a year that we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.
Under current law, the mark-to-market election may be available to U.S. Holders of ADSs if the ADSs are listed on Nasdaq, which constitutes a qualified exchange, although there can be no assurance that the ADSs will be “regularly traded” for purposes of the mark-to-market election. It should also be noted that it is intended that only the ADSs and not the ordinary shares will be listed on Nasdaq. While we would expect the ASX, on which the ordinary shares are listed, to be considered a qualified exchange, no assurance can be given as to whether the ASX is a qualified exchange, or that the ordinary shares would be traded in sufficient frequency to be considered regularly traded for these purposes.
If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs or ordinary shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. You are urged to consult your tax advisors about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.
PFIC “QEF” Election
Alternatively, in certain cases, a U.S. Holder can avoid the interest charge and the other adverse PFIC tax consequences described above by obtaining certain information from the PFIC and electing to treat the PFIC as a “qualified electing fund” under Section 1295 of the Code. However, we do not anticipate that this option will be available to you because we do not intend to provide the information regarding our income that would be necessary to permit you to make this election.
You are urged to contact your own tax advisor regarding the determination of whether we are a PFIC and the tax consequences of such status.
Certain Tax Consequences If We Are Not a Passive Foreign Investment Company
Distributions
If you are a U.S. Holder of the ADSs or ordinary shares in a taxable year in which we are a PFIC (and any subsequent taxable years), then this section generally will not apply to you. Instead, see “—Certain Tax Consequences If We Are a Passive Foreign Investment Company.”
We do not currently anticipate paying any distributions on the ADSs or ordinary shares in the foreseeable future. However, to the extent there are any distributions made with respect to the ADSs or ordinary shares in the foreseeable future, and subject to the PFIC rules discussed above, and except as noted below under “Certain Tax Consequences If We Redomicile,” the gross amount of any such distributions (without deduction for any withholding tax) made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to you as ordinary dividend income on the date such distribution is actually or constructively received. Distributions in excess of our current and accumulated earnings and profits, as so determined, will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in the ADSs or ordinary shares, as applicable, and thereafter, as capital gain. Notwithstanding the foregoing, we do not intend to maintain calculations of earnings and profits, as determined for U.S. federal income tax purposes. Consequently, you should expect to treat any distributions paid with respect to the ADSs or ordinary shares as dividend income. See “—Backup Withholding Tax and Information Reporting Requirements” below. If you are a corporate U.S. Holder, dividends paid to you generally will not be eligible for the dividends-received deduction generally allowed under the Code.
Subject to certain exceptions for short-term and hedged positions, if you are a non-corporate U.S. Holder, dividends paid to you by a “qualified foreign corporation” may be subject to taxation at a maximum rate of 20% if the dividends are “qualified dividends.” Dividends will be treated as qualified dividends if (a) certain holding period requirements are satisfied, (b) we are eligible for benefits under the Convention between the Government of the United States of America and the Government of Australia for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, as amended (the “Treaty”), or the ADSs or ordinary shares are readily tradable on an established U.S. securities market, and (c) we were not, in the taxable year prior to the year in which the dividend was paid, and are not, in the taxable year in which the dividend is paid, a PFIC.
The Treaty has been approved for purposes of the qualified dividend rules. IRS guidance indicates that the ADSs (which are listed on Nasdaq) are readily tradeable for purposes of satisfying the conditions required for these reduced tax rates, but there can be no assurance that the ADSs will be considered readily tradeable on an established securities market in subsequent years. We do not expect that our ordinary shares will be listed on an established securities market in the United States.
As discussed above, we believe we were a PFIC in our taxable year ended June 30, 2020. Therefore, the reduced rate of taxation available to U.S. Holders of a “qualified foreign corporation” is not expected to be available for such years or any subsequent year in which we are classified as a PFIC. See the discussion above under “—Certain Tax Consequences If We Are a Passive Foreign Investment Company.” You should consult your tax advisor regarding the availability of the reduced tax rate on any dividends paid with respect to the ADSs or ordinary shares.
Distributions paid in Australian dollars, including any Australian taxes withheld, will be included in your gross income in a U.S. dollar amount calculated by reference to the spot exchange rate in effect on the date of actual or constructive receipt, regardless of whether the Australian dollars are converted into U.S. dollars at that time. If Australian dollars are converted into U.S. dollars on the date of actual or constructive receipt, your tax basis in those Australian dollars should be equal to their U.S. dollar value on that date and, as a result, you generally should not be required to recognize any foreign exchange gain or loss.
If Australian dollars so received are not converted into U.S. dollars on the date of receipt, you will have a tax basis in the Australian dollars equal to their U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the Australian dollars generally will be treated as ordinary income or loss to you and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.
Dividends you receive with respect to ADSs or ordinary shares will generally be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For these purposes, dividends generally will be categorized as “passive” income. A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements or if you engage in certain risk reduction transactions. Subject to certain limitations, you generally will be entitled, at your option, to claim either a credit against your U.S. federal income tax liability or a deduction in computing your U.S. federal taxable income in respect of any Australian taxes withheld. If you elect to claim a deduction, rather than a foreign tax credit, for Australian taxes withheld for a particular taxable year, the election will apply to all foreign taxes paid or accrued by you or on your behalf in the particular taxable year.
The availability of the foreign tax credit and the application of the limitations on its availability are fact specific and are subject to complex rules. You are urged to consult your own tax advisor as to the consequences of Australian withholding taxes and the availability of a foreign tax credit or deduction. You should also consult your tax advisor regarding the application of the foreign tax credit rules to the QEF and mark-to-market regimes described above in the event we are a PFIC (as we believe to be the case with respect to taxable year 2020 and as we may be in future taxable years).
Sale, Exchange or Other Disposition of ADSs or Ordinary Shares
If you are a U.S. Holder of the ADSs or ordinary shares in a taxable year in which we are a PFIC (and any subsequent taxable years except as noted below under “Certain Tax Consequences If We Redomicile”), then this section generally will not apply to you-instead, see the discussion above under “—Certain Tax Consequences If We Are a Passive Foreign Investment Company.”
Subject to the PFIC rules discussed above, and except as noted below under “Certain Tax Consequences If We Redomicile,” you generally will, for U.S. federal income tax purposes, recognize capital gain or loss on a sale, exchange or other disposition of ADSs or ordinary shares equal to the difference between the amount realized on the disposition (determined in the case of sales or exchanges in currencies other than U.S. dollars by reference to the spot exchange rate in effect on the date of the sale or exchange or, if sold or exchanged on an established securities market and you are a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date) and your adjusted tax basis (as determined in U.S. dollars) in the ADSs or ordinary shares. Your initial tax basis will be your U.S. dollar purchase price for such ADSs or ordinary shares.
Assuming we are not a PFIC and have not been treated as a PFIC during your holding period for your ADSs or ordinary shares, this recognized gain or loss will generally be long-term capital gain or loss if you have held the ADSs or ordinary shares for more than one year. Generally, if you are a non-corporate U.S. Holder, long-term capital gains are subject to U.S. federal income tax at preferential rates. For foreign tax credit limitation purposes, gain or loss recognized upon a disposition generally will be treated as from sources within the United States. However, in limited circumstances, the Treaty can re-source U.S. source income as Australian source income. The deductibility of capital losses is subject to limitations for U.S. federal income tax purposes.
You should consult your own tax advisor regarding the availability of a foreign tax credit or deduction in respect of any Australian tax imposed on a sale or other disposition of ADSs or ordinary shares.
Certain Tax Consequences If We Redomicile
On December 9, 2020, we announced that we are seeking shareholder approval of a scheme of arrangement (the “Scheme”) under which we would redomicile from Australia to the United States. The Scheme provides that, subject to the satisfaction or waiver of certain conditions, including receipt of court and regulatory approvals, Piedmont Lithium Limited will become a direct wholly owned subsidiary of a Delaware corporation, Piedmont Lithium Inc. (“Piedmont U.S.”), which is a newly-formed company incorporated in the State of Delaware for the sole purpose of the change of domicile.
If the Scheme is approved and becomes effective, then upon completion of the Scheme:
•	ADS holders will receive one share of common stock, par value $0.0001 per share, of Piedmont U.S. (“Piedmont U.S. Share”) for each ADS held on the record date in accordance with the Scheme; and
•	the Depositary will receive one Piedmont U.S. Share for every 100 ordinary shares of Piedmont Lithium Limited on the record date.
The exchange of the ADSs for Piedmont U.S. Shares, pursuant to the Scheme, is intended to be treated as a transfer to which Section 351 of the Code applies and/or as a reorganization described in Section 368(a)(1)(B) of the Code in which no gain or loss is recognized to us, Piedmont U.S. or U.S. Holders. This summary assumes that the exchange of ADSs for Piedmont U.S. Shares, pursuant to the Scheme will be treated as a transfer to which Section 351 of the Code applies and/or a reorganization described in Section 368(a)(1)(B) of the Code. We have not requested and do not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Scheme. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of ADSs is urged to consult its tax advisor with respect to the particular tax consequence of the Scheme to such U.S. Holder.
Passive Foreign Investment Company
In general, unless an exception applies, gain (but not loss) generally must be recognized upon the disposition of PFIC stock by a U.S. shareholder in connection with a nonrecognition transaction, notwithstanding that such transfer may otherwise be eligible for nonrecognition treatment. Exceptions to such gain recognition on transfers of PFIC stock include: (i) certain transfers to U.S. persons; (ii) certain transfers which result in the transferring U.S. shareholder holding an indirect ownership interest in the PFIC; and (iii) if the transferring U.S. shareholder timely made a valid QEF or mark-to-market election with respect to the PFIC. If a disposition of PFIC stock in a nonrecognition transaction to which such an exception would apply but for the fact that cash is received in addition to stock, gain is generally recognized to the extent of the cash received. If an exception to gain recognition applies, a U.S. shareholder will generally be subject to additional information reporting requirements.
If the Scheme is completed, we expect that, following the completion of the Scheme, the PFIC regime and associated implications discussed above will no longer be relevant to the holders of Piedmont U.S. Shares. This is because U.S. Holders will then directly own Piedmont U.S. Shares in Piedmont U.S., which will be treated as a domestic corporation for federal income tax purposes and therefore not subject to the PFIC rules. Furthermore, PFIC status of any of the Piedmont U.S. or non-U.S. subsidiaries could only be attributed to any of the U.S. Holders if such shareholder owned 50% or more of the outstanding Piedmont U.S. Shares, which is not expected to occur. For more information, see “—Certain Tax Consequences If We Are Not a Passive Foreign Investment Company.”
U.S. Holders are urged to contact their own tax advisor regarding our status as a PFIC, including the impact of such PFIC status on their taxation as a result of participation in the Scheme, reporting requirements and the application of the PFIC rules in light of each U.S. Holder’s particular circumstances.
U.S. Holders will have an aggregate adjusted U.S. federal tax basis in the Piedmont U.S. Shares received pursuant to the Scheme equal to their aggregate adjusted U.S. federal tax basis in the ADSs or ordinary shares surrendered. Thus, to the extent a U.S. Holder has a loss in its ADSs or ordinary shares, such loss generally will be preserved. The holding period for Piedmont U.S. Shares received pursuant to the Scheme will generally include the holding period of ADSs or ordinary shares surrendered pursuant to the Scheme.
Backup Withholding Tax and Information Reporting Requirements
Payments of dividends with respect to the ADSs or ordinary shares and proceeds from the sale, exchange or other disposition of the ADSs or ordinary shares, by a U.S. paying agent or other U.S. intermediary, or made into the United States, will be reported to the IRS and to you as may be required under applicable Treasury regulations. Backup withholding may apply to these payments if you fail to provide an accurate taxpayer identification number or certification of exempt status or otherwise fail to comply with applicable certification requirements. Certain U.S. Holders are not subject to backup withholding and information reporting. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be refunded (or credited against your U.S. federal income tax liability, if any), provided the required information is timely furnished to the IRS. Prospective investors should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for establishing an exemption.
Certain individual U.S. Holders (and under Treasury regulations, certain entities) may be required to report to the IRS (on Form 8938) information with respect to their investment in the ADSs or ordinary shares not held through an account with a U.S. financial institution. If you acquire any of the ADSs or ordinary shares for cash, you may be required to file an IRS Form 926 with the IRS and to supply certain additional information to the IRS if (i) immediately after the transfer, you own directly or indirectly (or by attribution) at least 10% of our total voting power or value or (ii) the amount of cash transferred to us in exchange for the ADSs or ordinary shares when aggregated with all related transfers under applicable regulations exceeds an applicable dollar threshold. You are urged to consult with your own tax advisor regarding the reporting obligations that may arise from the acquisition, ownership or disposition of the ADSs or ordinary shares.
The discussion above is not intended to constitute a complete analysis of all tax considerations applicable to an investment in ADSs or ordinary shares. You should consult with your own tax advisor concerning the tax consequences to you in your particular situation.

UNDERWRITING
J.P. Morgan Securities LLC, Evercore Group L.L.C. and Canaccord Genuity LLC are acting as the representatives of the underwriters of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of ADSs set forth opposite the underwriter’s name.
Underwriters	Number of ADSs
J.P. Morgan Securities LLC
Evercore Group L.L.C.
Canaccord Genuity LLC
Total	1,500,000
The underwriting agreement provides that the obligations of the underwriters to purchase the ADSs included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the ADSs (other than those covered by the over-allotment option described below) if they purchase any of the ADSs. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ADSs offered by us in this prospectus supplement are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.
ADSs sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all of the ADSs are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.
If the underwriters sell more ADSs than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 225,000 additional ADSs at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional ADSs approximately proportionate to that underwriter’s initial purchase commitment. Any ADSs issued or sold under the option will be issued and sold on the same terms and conditions as the other ADSs that are the subject of this offering.
We, our chief executive officer and our directors have agreed that, for a period of 60 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the representatives, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any ADSs, ordinary shares or any other securities convertible into, or exercisable, or exchangeable for, ADSs or ordinary shares. This agreement is subject to certain exceptions, including that we may enter into the new equity compensation plan contemplated by the change of domicile and register such plan on Form S-8, and we are allowed to file a new shelf registration statement so long as we do not issue securities pursuant to such registration statement during the restricted period. The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.
The representatives have advised us that the underwriters propose to offer the ADSs to the public at the initial public offering price per share set forth on the cover page of this prospectus supplement. The underwriters may offer ADSs to securities dealers at that price less a concession of not more than $   per ADS. After the initial offering to the public, the public offering price and other selling terms may be changed by the representatives.
The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.
	No Exercise	Full Exercise
ADSs	$	$
Total	$	$
These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. Purchases and sales in the open market may include short sales and purchases to cover short positions, which may include purchases pursuant to the over-allotment option, in accordance with Regulation M under the Exchange Act.
•	Short sales involve secondary market sales by the underwriters of a greater number of ADSs than they are required to purchase in the offering.
•	“Covered” short sales are sales of ADSs in an amount up to the number of ADSs represented by the underwriters’ over-allotment option.
•	“Naked” short sales are sales of ADSs in an amount in excess of the number of ADSs represented by the underwriters’ over-allotment option.
•	Covering transactions involve purchases of ADSs either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.
•
To close a naked short position, the underwriters must purchase ADSs in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

•
To close a covered short position, the underwriters must purchase ADSs in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of ADSs to close the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option.

The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
We estimate that the total expenses of this offering payable by us will be $   , excluding underwriting discounts and commissions. We have also agreed to pay the FINRA-related fees and expenses of the underwriters’ legal counsel, not to exceed $   .
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The representatives may agree to allocate a number of securities to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved or endorsed by us, and should not be relied upon by investors.
Notice to Prospective Investors in the European Economic Area and the United Kingdom
In relation to each member state of the European Economic Area (each, a “relevant member state”), no ADSs have been offered or will be offered pursuant to this prospectus to the public in that relevant member state prior to the publication of a prospectus in relation to the ADSs that have been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Regulation, except that an offer of the ADSs may be made to the public in that relevant member state at any time under the following exemptions under the Prospectus Regulation:
(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or
(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each person in a relevant state who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the representatives that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any ADSs being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the units acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a relevant state to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
We, the representatives and each of our and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer of ADSs to the public” in relation to any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any the ADSs, as the expression may be varied in that relevant member state by any measure implementing the Prospectus Regulation in that relevant member state, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
References to the Prospectus Regulation include, in relation to the United Kingdom, the Prospectus Regulation as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018.
The above selling restriction is in addition to any other selling restrictions set out below.
In connection with the offering, the representatives are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to its clients nor for providing advice in relation to the offering.
Notice to Prospective Investors in the United Kingdom
This prospectus is only being distributed to, and is only directed at, and any offer subsequently made may only be directed at persons in the United Kingdom who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth entities, and other persons to whom it may otherwise be lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order and/or (iii) persons to whom it may otherwise be lawfully communicated (each such person being referred to as a “relevant person”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the ADSs in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as a basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Hong Kong
The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Japan
The ADSs offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan.
The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is
•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and ADSs of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
•
to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and ADSs of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$300,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;
•	as specified in Section 276(7) of the SFA; or
•	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Notice to Prospective Investors in Canada
The ADSs may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Notice to Prospective Investors in Australia
This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.
Notice to Prospective Investors in Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing

Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

LEGAL MATTERS
Certain legal matters with respect to Australian law will be passed upon for us by our Australian counsel, Thomson Geer. Certain legal matters with respect to United States and New York law will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters will be passed on for the underwriters by White & Case LLP.
EXPERTS
The financial statements as of June 30, 2020 and 2019, and for each of the three years in the period ended June 30, 2020 incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended June 30, 2020 have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

PIEDMONT LITHIUM LIMITED
Ordinary Shares
Preference Shares
Warrants
Subscription Rights
Debt Securities
Units
We may from time to time offer our ordinary shares, which may be represented by American depositary shares, or ADSs, preference shares, warrants, subscription rights, debt securities and/or units, which we refer to collectively as the “securities.” This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. We will provide the specific terms of the securities that may be offered, and the manner in which they are being offered, in one or more supplements to this prospectus. Any supplement may also add, update or change information contained in this prospectus. We will not use this prospectus to offer any securities unless it is attached to a prospectus supplement. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” before investing in the securities. The amount and price of the securities will be determined at the time of any offering thereof.
Our ADSs, each representing 100 of our ordinary shares, are listed on the Nasdaq Capital Market under the symbol “PLL.” Our ordinary shares are listed on the Australian Securities Exchange under the symbol “PLL.”
Investing in the securities involves risks that are described in the “Risk Factors” section contained in our most recent annual report on Form 20-F, or our Annual Report, filed with the U.S. Securities and Exchange Commission, or the SEC or the Commission, and in any applicable prospectus supplement and may be described in certain of the documents we incorporate by reference in this prospectus. See “Item 3.D. Risk Factors” beginning on page 8 of our Annual Report, which is incorporated herein by reference.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 1, 2019.

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized any person to give you any other information, and we take no responsibility for any other information that others may give you. This document may only be used where it is legal to sell the securities. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of the securities in any state where the offer is not permitted.
i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-3 that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.
Unless the context otherwise requires, in this prospectus the terms “we,” “us,” “our”, “Piedmont,” “the Company” and “the registrant” refer to Piedmont Lithium Limited and its consolidated subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
We file periodic reports and other information with the SEC. The SEC maintains a website (http://www.sec.gov) on which our annual and other reports are made available. In addition, the securities may specify that certain documents are available for inspection at the office of the ADS depositary. All Internet references in this prospectus are inactive textual references and we do not incorporate website contents into this prospectus.
Upon written or oral request, we will provide to any person, at no cost to such person, including any beneficial owner to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make such a request by writing or telephoning us at the following address or telephone number:
Piedmont Lithium Limited
Level 9, BGC Centre, 28 The Esplanade
Perth, WA 6000, Australia
Tel: +61 8 9322 6322
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents, which are considered part of this prospectus. Information that we file with the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below:
•	our annual report on Form 20-F for the fiscal year ended June 30, 2019 filed with the SEC on October 30, 2019;
•	our reports on Form 6-K furnished to the SEC on July 3, 2019 and July 10, 2019 with respect to the private placement; and
•
the description of our ordinary shares contained in Item 10.A and Item 10.B of our registration statement on Form 20-F (File No. 001-38427), originally filed on March 16, 2018, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and those of our reports on Form 6-K furnished to the SEC that we specifically identify as being incorporated by reference in this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus.
As you read the above documents, this prospectus and any prospectus supplement, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document, including this prospectus and any prospectus supplement. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.
When acquiring any securities discussed in this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any “free writing prospectus” that we authorize to be delivered to you. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of those documents.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, that involve substantial risks and uncertainties. Such forward-looking statements concern our anticipated results and progress of our operations in future periods, planned exploration and, if warranted, development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “expect”, “estimate”, “may”, “will”, “could”, “leading”, “intend”, “contemplate”, “shall” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements. Forward-looking statements in this prospectus and the documents incorporated by reference herein include, but are not limited to, statements with respect to:
•	risks related to our limited operating history in the lithium industry;
•	risks related to our status as an exploration stage company;
•	risks related to our ability to identify lithium mineralization and achieve commercial lithium mining at the Project;
•	risks related to mining, exploration and mine construction, if warranted, on our properties;
•	risks related to our ability to achieve and maintain profitability and to develop positive cash flow from our mining activities;
•	risks related to investment risk and operational costs associated with our exploration activities;
•	risks related to our ability to access capital and the financial markets;
•	risks related to compliance with government regulations;
•	risks related to our ability to acquire necessary mining licenses, permits or access rights;
•	risks related to environmental liabilities and reclamation costs;
•	risks related to volatility in lithium prices or demand for lithium;
•	risks related to stock price and trading volume volatility;
•	risks relating to the development of an active trading market for the ADSs;
•	risks related to ADS holders not having certain shareholder rights;
•	risks related to ADS holders not receiving certain distributions; and
•	risks related to our status as a foreign private issuer and emerging growth company.
You should not place undue reliance on forward-looking statements, which speak only as of the date that they were made. Moreover, you should consider these cautionary statements in connection with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements to reflect later events or circumstances or to reflect the occurrence of unanticipated events. In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus and the documents incorporated by reference herein might not occur, and are not guarantees of future performance.
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
Piedmont Lithium Limited is a public company organized under the laws of Australia. Substantially all of our directors and executive officers, and some of the experts named in this document, are not residents of the United States. All or a substantial portion of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act. We have appointed an agent for service of process in the United

States but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon us or those directors and officers who are not residents of the United States. Investors should not assume that an Australian court would enforce a judgment of a United States court obtained in an action against us or such other persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against us or such persons predicated on the United States federal securities laws or any such state securities or “blue sky” laws.
We have been advised by our Australian counsel that there may be significant practical and legal difficulties in enforcing in Australia judgments of United States courts for civil liabilities based upon the federal securities laws of the United States against us or such other persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws.
We have appointed Keith Phillips as agent in Belmont, North Carolina, to accept service of process in the U.S. in connection with any investigation or administrative proceeding conducted by the Commission, and any civil suit or action brought against or involving us in a U.S. court arising out of or relating to or concerning an offering of securities under this prospectus.

SUMMARY
Overview
Piedmont Lithium Limited holds a 100% interest in the Piedmont Lithium Project, or the Project, located within the Carolina Tin-Spodumene Belt, or TSB, and along trend to the Hallman Beam and Kings Mountain mines, which historically provided most of the western world’s lithium between the 1950s and the 1980s. The TSB has been described as one of the largest lithium regions in the world and is located approximately 25 miles west of Charlotte, North Carolina.
We are currently undertaking exploration and appraisal activities, comprising drilling campaigns and technical studies to assess the economic potential of the Project and our potential to become an integrated lithium business. Following the completion of all technical studies and all necessary permitting activities, Piedmont may undertake mining and lithium processing activities to produce a highly strategic, U.S. domestic source of lithium to supply the growing electric vehicle and battery storage markets.
At June 30, 2019, we have entered into exclusive option agreements and land acquisition agreements with local landowners, which upon exercise, allow us to purchase (or in some cases lease on a long-term basis) approximately 2,207 acres of surface property and the associated mineral rights. The Company also controls a 60.6-acre parcel in Kings Mountain, North Carolina for the site of the Company’s planned chemical plant, or Chemical Plant, after signing an extension to the purchase agreement in May 2019.

Our head office is located at 28 West 44th Street, Suite 810, New York, NY 10036, United States. The telephone number of our head office is +(1) 212-221-0907. Our registered office is located at Level 9, BGC Centre, 28 The Esplanade, Perth, Western Australia 6000. The telephone number of our registered office is +(61) 8-9322-6322.

Our ordinary shares are publicly traded on the Australian Securities Exchange, or ASX, under the symbol “PLL”. Our American Depositary Shares, or ADSs, each representing 100 of our ordinary shares, are publicly traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “PLL”. The Bank of New York Mellon, acting as depositary, registers and delivers the ADSs.
We also maintain a web site at www.piedmontlithium.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

USE OF PROCEEDS
Except as may be described otherwise in a prospectus supplement, we will use the net proceeds from our sale of the securities under this prospectus for general corporate purposes. We may designate a specific allocation of the net proceeds of an offering of securities by us to a specific purpose, if any, at the time of the offering and will describe any allocation in the related prospectus supplement.
PROSPECTUS SUPPLEMENT
This prospectus provides you with a general description of the securities that may be offered. With respect to a particular offering of the securities registered hereby, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared. You should read both this prospectus and any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information” carefully before investing in the securities. The prospectus supplement to be attached to the front of this prospectus will describe the terms of the offering, including the amount and more detailed items of the securities, the initial public offering price, the price paid for the securities, net proceeds, the expenses of the offering, the terms of offers and sales outside of the United States, if any our capitalization, the nature of the plan of distribution, the terms of any rights offering, including the subscription price for ordinary shares, record date, ex-rights date and exercise period, the other specific terms related to the offering, and any U.S. federal income tax considerations and Australian tax considerations applicable to the securities. Any information in a prospectus supplement, if any, or information incorporated by reference after the date of this prospectus is considered part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus.
We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different information. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
Piedmont Lithium Limited is a public company organized under the laws of Australia. We publish our financial statements in United States dollars.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES AND ORDINARY SHARES
For a description of our ordinary shares and the ADSs, including the rights and obligations attached thereto, please refer to Exhibit 2.2 to our Annual Report for the year ended June 30, 2019, which is incorporated by reference herein.
DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue subscription rights to purchase our ordinary shares, including ordinary shares represented by ADSs. We may issue these rights independently or together with any other offered security. The rights may or may not be transferable in the hands of their holders.
The applicable prospectus supplement will describe the specific terms of any subscription rights offering, including:
•	the title of the subscription rights;
•	the securities for which the subscription rights are exercisable;
•	the number of subscription rights issued;
•	the extent to which the subscription rights are transferable;
•	if applicable, a discussion of the material U.S. federal or other income tax considerations applicable to the issuance or exercise of the subscription rights;
•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•	if applicable, the record date to determine who is entitled to the subscription rights and the ex-rights date;
•	the date on which the rights to exercise the subscription rights will commence, and the date on which the rights will expire;
•	the extent to which the offering includes an over-subscription privilege with respect to unsubscribed securities; and
•	if applicable, the material terms of any standby underwriting arrangement we enter into in connection with the offering.
Each subscription right will entitle its holder to purchase for cash a number of our ordinary shares, ADSs or any combination thereof at an exercise price described in the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.
Upon receipt of payment and the subscription form properly completed and executed at the subscription rights agent’s office or another office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward our ordinary shares or the ADSs purchasable with this exercise. Rights to purchase our ordinary shares represented by ADSs will be evidenced by certificates issued upon receipt by the ADS depositary of the rights to purchase ordinary shares registered hereby. The applicable prospectus supplement may offer more details on how to exercise the subscription rights.
We may determine to offer subscription rights to our shareholders only or additionally to persons other than shareholders as described in the applicable prospectus supplement. In the event subscription rights are offered to our shareholders only and their rights remain unexercised, we may determine to offer the unsubscribed securities to persons other than shareholders. In addition, we may enter into a standby underwriting arrangement with one or more underwriters under which the underwriter(s) will purchase any securities remaining unsubscribed for after the offering, as described in the applicable prospectus supplement.
DESCRIPTION OF OTHER SECURITIES
We will set forth in the applicable prospectus supplement a description of any preference stock, warrants, debt securities or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION
The securities may be sold, and the underwriters may resell the securities, directly or through agents in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The securities may be sold in portions outside the United States at an offering price and on terms specified in the applicable prospectus supplement relating to a particular issue of the securities. Without limiting the generality of the foregoing, any one or more of the following methods may be used when selling the securities:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	sales in which broker-dealers agree with us or a selling securityholder to sell a specified number of securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	by pledge to secure debts or other obligations;
•	by an underwritten public offering;
•	in a combination of any of the above; or
•	any other method permitted pursuant to applicable law.
In addition, the securities may be sold by way of exercise of rights granted pro rata to our existing shareholders.
The securities may also be sold short and securities covered by this prospectus may be delivered to close out such short positions, or the securities may be loaned or pledged to broker-dealers that in turn may sell them. Options, swaps, derivatives or other transactions may be entered into with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the securities and ordinary shares, respectively, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.
In connection with the sale of securities, the underwriters or agents may receive compensation from us, a selling securityholder or from purchasers of the securities for whom they may act as agents. The underwriters may sell securities to or through dealers, who may also receive compensation from the underwriters or from purchasers of the securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us or a selling securityholder and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.
We or a selling securityholder may enter into agreements that will entitle the underwriters, dealers and agents to indemnification by us or a selling securityholder against and contribution toward certain liabilities, including liabilities under the Securities Act.

Certain underwriters, dealers and agents and their associates may be customers of, engage in transactions with or perform commercial banking, investment banking, advisory or other services for a selling securityholder or us, including our subsidiaries, in the ordinary course of their business.
If so indicated in the applicable prospectus supplement relating to a particular issue of securities, the underwriters, dealers or agents will be authorized to solicit offers by certain institutions to purchase the securities under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.
We will advise any selling securityholder that while it is engaged in a distribution of the securities, it is required to comply with Regulation M promulgated under the Exchange Act, or Regulation M. With limited exceptions, Regulation M precludes a selling securityholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. All of the foregoing might affect the marketability of the securities.

LEGAL MATTERS
Certain legal matters with respect to Australian law will be passed upon for us by our Australian counsel, Thomson Geer. Certain legal matters with respect to United States and New York law will be passed upon for us by Gibson, Dunn & Crutcher LLP.
EXPERTS
The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended June 30, 2019 have been audited by Deloitte Touche Tomatsu, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

1,500,000 American Depositary Shares
Each Representing One Hundred Ordinary Shares

PRELIMINARY PROSPECTUS SUPPLEMENT
Book-Runners
J.P. Morgan

Evercore ISI

Canaccord Genuity
   , 2021